Exhibit 10.2

VIA HAND DELIVERY

August 1, 2012

Michael W. Zellner

Re: Transition and Release Agreement

Dear Mike:

Based on our discussions, we have agreed that your employment with PMC-Sierra will terminate effective November 9, 2012 (the “Separation Date”) and that you will support PMC-Sierra, Inc. (“PMC” or the “Company”) during a transition period. Once countersigned by you, this letter reflects our understanding of the terms and conditions of your transition and separation (this “Agreement”). You will not receive any of the separation payment and benefits described in this Agreement unless you sign and do not subsequently revoke this Agreement.

1. Transition: Between the date of this Agreement and the Separation Date (such period being the “Transition Period”), you agree to continue to function in your current capacity including, without limitation, signing off on PMC’s second and third fiscal quarter financial statements and related filings with the Securities and Exchange Commission (the “SEC”). During the Transition Period, you will continue to receive your current base salary and remain eligible to participate in the Company’s benefit plans in accordance with their terms provided that you continue to perform your duties in good faith and oversee their transition as directed.

2. Separation Payment: Ten business days following your Separation Date, PMC will pay you a lump sum payment of $ 403,728.42, which amount is equal to nine months of your base salary plus a bonus payment for the period of June 24, 2012 through nine months following the Separation Date calculated on the basis of the Short Term Incentive Program payout rate for the first half of 2012, less all taxes and other applicable payroll withholdings.

3. Equity:

a) PMC will accelerate vesting as follows:

•	RSU Grant No. 4836, granted 5/25/2011: 11,667 RSUs will vest on the Separation Date;

•	RSU Grant No. P10015, granted 5/26/2009: 5,555 RSUs will vest on the Separation Date;

•	RSU Grant No. P12402, granted 5/25/2010: 5,833 RSUs will vest on the Separation Date;

•	Option Grant No. P08978, granted 3/3/2009: 8,334 options will vest on the Separation Date;

•	Option Grant No. 1337, granted 4/5/2011: 13,125 options will vest on the Separation Date; and

•	Option Grant No. P11811, granted April 5, 2010: 13,125 options will vest on the Separation Date.

Except accelerated grants (or portions thereof) expressly identified above, unvested equity as of the Separation Date will immediately cancel. We have separately provided you with a statement of your equity grants as of the Separation Date.

b) You will have the right to exercise vested options until 4:00 p.m. Eastern Time (i) on the earlier of May 9, 2013 or (ii) the day the grant expires. For avoidance of doubt, the term of the option grant is as stated in the applicable grant agreement; the benefits of this paragraph 3(b) shall in no way extend the term of any option grant.

Note that Nasdaq is not open every day and sometimes closes early. Nasdaq’s hours and holiday schedule can be found at: http://www.nasdaq.com/about/schedule.stm.

During the Transition Period you will remain subject to trade clearance and other trading restrictions stated in the Company’s Insider Trading Policy as well as continued reporting of your equity transactions to the SEC.

After the Separation Date you will not be responsible for filing Form 4’s with the SEC but you still will be responsible for adhering to the “short-swing” profit rule. The Legal Department will provide you with a memo regarding your Section 16 responsibilities post separation.

4. Tax Preparation Services: PMC will pay for tax preparation support for your Canadian and U.S. income tax filings for the 2012 tax year to the extent provided in previous years. You agree to continue to cooperate with the Company and its representatives and provide information requested and pay remittance in a timely manner. PMC will not be responsible for your failure to pay your taxes or payment of any penalties caused by your untimely tax payments or unreasonable delay in providing any requested information. You will agree to promptly remit to PMC its portion of any refunds received.

5. Limited COBRA Premium Coverage: If you desire to continue your medical benefits and you do not become eligible for coverage under another plan, you may apply for coverage under COBRA. COBRA coverage is not automatic; you must apply and PMC cannot make the application for you. Once PMC receives notification of your COBRA elections, PMC will reimburse you for your monthly premiums to continue your current group medical, dental, and vision benefits under COBRA for you and your dependents through August 31, 2013.

6. General Release of Claims: For good consideration including the separation payment and other benefits described in paragraphs 2-5 above, the sufficiency of which you hereby acknowledge, you, on behalf of yourself, your heirs, spouse and assigns, except as expressly enumerated below, hereby completely waive, release and forever discharge any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, against the Company and its current and former predecessors, successors, subsidiaries, officers, directors, partners, agents, employees and assigns (collectively “PMC”), with respect to any matter arising out of or connected with your employment with PMC, the termination of your employment with PMC, and all benefits and compensation connected with your employment with PMC or its termination, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract (express and/or implied), breach of the covenant of good faith and fair dealing, any claims of discrimination based on age, sex, race, national origin, religion, or on any other basis, including but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; as amended, any violation of the California Labor Code; the California Fair Employment and Housing Act; any similar laws of other states, the Americans with Disabilities Act: the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Employment Retirement Income Security Act; and all other federal, state or local laws or regulations relating to employment; all as amended, and all claims for attorneys’ fees and costs. The only claims that are not being waived and released under this Agreement are claims you may have under the standard form officer indemnification agreement and for vested benefits under the written terms of the Company’s or state’s benefit plans or claims for any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, are not waivable.

You further agree that this Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen; you expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any comparable law of another state, that provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

Thus, if any fact with respect to any matter covered by this Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

By signing below, you understand and agree that:

a) This Agreement is written in a manner you fully understand;

b) You are specifically waiving any rights or claims arising under the Age Discrimination in Employment Act, as amended (“ADEA”);

c) This Agreement does not waive rights or claims that may arise after the date this Agreement is executed;

d) The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which you are already entitled;

e) You have been advised in writing by PMC-Sierra to consult with an attorney prior to executing this Agreement, and that you have, in fact, had an opportunity to do so;

f) The law allows you twenty-one days (21) days (the “Review Period”) after the date you receive this Agreement in order (i) to read and consider this Agreement; (ii) to consult with an attorney of your own choosing (and cost) regarding whether you should sign this Agreement; and (iii) to sign this Agreement if that is what you decide to do.

g) Provided you have accepted this Agreement before the Review Period expires, you have a period of seven (7) days within which you can revoke this Agreement, and this Agreement shall not be effective until the seven-day revocation period has been exhausted. The last day on which this Agreement can be revoked is called the “Last Revocation Day.” The Effective Date of this Agreement is the eighth day after you have timely accepted/executed this Agreement. If you choose to revoke this Agreement, you must do so in writing, and the revocation must be addressed and delivered to PMC-Sierra, ATTN: Legal Department, 1380 Bordeaux Drive, Sunnyvale, CA 94089 (Fax): (408) 239-8166 on or before 5:00 p.m. (Pacific) on the Last Revocation Day. If you deliver the revocation by hand or facsimile, the revocation will be considered timely if delivered or faxed to the above address and/or fax number on or before the Last Revocation Day. If you deliver the revocation by mail, the revocation will be considered timely if it is sent by overnight courier (i.e., FedEx) for receipt on or before the Last Revocation Day.

7. Revisions: Any changes made to this Agreement, whether material or immaterial, will not restart the running of the original review period stated in paragraph 6(f) above. To be valid, any changes to this Agreement must be must be in writing and signed by you and PMC’s CEO.

8. On-going Confidentiality Obligations: As a reminder, your obligations under At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“PMC Confidentiality Agreement”) remain in effect. A copy of the PMC Confidential Information you executed will be provided on or before your Separation Date.

9. Integration and Merger: With the exception of the Indemnification Agreement, the Change of Control Agreement (the “Change of Control Agreement”), the PMC Confidentiality Agreement and the grant agreements associated with each equity grant (not exclusive to those grants identified in this Agreement), this Agreement constitutes the entire Agreement between you and PMC with respect to any matters referred to herein. This Agreement supersedes any and all of the other agreements between you and PMC except as referenced herein. You expressly acknowledge that if you should become eligible during the Transition Period to receive separation benefits under the Change of Control Agreement, you will not also be eligible to receive the separation benefits outlined in this Agreement. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Agreement should be implied or are binding. You are not relying upon any other agreement, representation, statement or omission, understanding or course of conduct that is not expressly set forth in this Agreement. This Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or PMC.

10. Governing Law and Severability: This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

11. Section 409A: On the Separation Date you will incur a separation from service for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) which concerns deferred compensation payments. It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Section 409A. To the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the applicable Treasury Regulations thereunder.

I would like to thank you in advance for the services you have rendered to PMC-Sierra and for working to ensure a smooth transition.

Yours truly,

/s/ Gregory S. Lang

Gregory S. Lang

President and Chief Executive Officer

[Agreement of Employee Provided on the Following Page]

AGREEMENT OF EMPLOYEE:

My signature below signifies my agreement with the above terms and conditions of my separation including acceptance of the general release. Furthermore, I acknowledge that I have read and understand the foregoing letter and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

Signed:	/s/ Michael W. Zellner	Date:	August 7, 2012
Michael W. Zellner